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This filing consists of the transcript of a conference call with investors held by Cisco Systems, Inc. (“Cisco”) and Starent Networks, Corp. (“Starent Networks”) on October 13, 2009:

FINAL TRANSCRIPT

Conference Call Transcript

STAR—Cisco Announces Agreement to Acquire Starent Networks

Event Date/Time: Oct. 13. 2009 / 11:30AM ET

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FINAL TRANSCRIPT

Oct. 13, 2009 / 11:30AM ET, STAR - Cisco Announces Agreement to Acquire Starent Networks

CORPORATE PARTICIPANTS

Marilyn Mora

Cisco—Senior Manager, IR

Ned Hooper

Cisco—SVP & Chief Strategy Officer

Pankaj Patel

Cisco—SVP/General Manager, Service Provider Business

Ashraf Dahod

Starent Networks—President & CEO

CONFERENCE CALL PARTICIPANTS

Jah Hanara

RBC Capital Markets—Analyst

Ittai Kidron

Oppenheimer—Analyst

Brian Modoff

Deutsche Bank—Analyst

Amir Rozwadowski

Barclays Capital—Analyst

Nikos Theodosopoulos

UBS—Analyst

Simona Jankowski

Goldman Sachs—Analyst

Paul Silverstein

Credit Suisse—Analyst

PRESENTATION

Operator

Welcome. Thank you for standing by. Today’s conference is being recorded. If you have any objections, you may disconnect at this time. Now I will turn the meeting over to Ms. Marilyn Mora, Investor Relations Manager. Ma’am, you may begin.

Marilyn Mora—Cisco—Senior Manager, IR

Good morning, everyone, and greetings from Tewksbury, Massachusetts. Welcome to our conference call announcing Cisco’s definitive agreement to acquire Starent Networks, a leading mobile infrastructure solutions provider targeting mobile and converged carriers. This is Marilyn Mora, Senior Manager of Investor Relations for Cisco. I’m joined by Ned Hooper, Cisco’s Senior Vice President and Chief Strategy Officer; Pankaj Patel, Senior Vice President/General Manager of our Service Provider Business; and Ashraf Dahod, President and CEO of Starent.

A press release with information on today’s announcement can be found on the websites of both companies at www.cisco.com and www.starentnetworks.com. A replay of this conference call will be available until midnight Pacific time on October 27. For callers in the United States, the replay number is 800-856-2254. For all other callers, the replay number is 1-402-280-9961. The replay will also be available on the Investor Relations section of both companies’ websites.

FINAL TRANSCRIPT

Oct. 13, 2009 / 11:30AM ET, STAR - Cisco Announces Agreement to Acquire Starent Networks

The matters that both companies will be discussing today include forward-looking statements and as such are subject to risks and uncertainties. These risks and uncertainties include those risk factors discussed in the most recent reports on Forms 10-Q and 10-K filed by each company, as well as those discussed in the joint press release announcing this acquisition. These and other risks and uncertainties could cause actual results to differ from those contained in our forward-looking statements. Unauthorized recording of this conference call is not permitted.

Today’s conference call will include prepared remarks by Ned Hooper, Pankaj Patel and Ashraf Dahod followed by a brief question-and-answer period. At this point I would like to go ahead and turn over the call to Ned Hooper. Ned?

Ned Hooper—Cisco—SVP & Chief Strategy Officer

Marilyn, thank you very much, and good morning to everyone. Thank you for joining us today. We are very excited and pleased to be here today to announce our entry into an agreement to acquire Starent. The growth of smart mobile devices and netbooks has fundamentally changed consumer behavior with regards to how they use the Internet. It also presents major opportunities as well as challenges for service providers as they architect mobile networks that were once optimized only for voice into those that are increasingly accommodating of next generation multimedia messaging, collaboration applications and video for mobile clients.

Cisco views mobile infrastructure as a key and growing technological asset as service providers expand their current generation 3G networks, while at the same time look to lay the foundation for next generation 4G standards.

Cisco and Starent share a common vision and bring complementary technologies designed to accelerate the transition to the Mobile Internet. Where the network is a platform for service providers to launch, deliver and monetize the next generation of mobile multimedia applications and services. This enables us to provide applications that are access-independent driven by fixed mobile convergence.

We are pleased that Starent will be joining the Cisco team upon the completion of the transaction and believe that their products and engineering talent will greatly benefit our service provider customers as they build their Mobile Internet offerings. The acquisition of Starent underscores the importance of the strategic relationships that exist between Cisco and service providers, demonstrating Cisco’s desire to address the market today and as we plan jointly for the future.

It is also another step in our strategy to leverage our financial strength to quickly capture key market transitions and to reinforce our leadership in networking. Given Starent’s global reach and the connection its business will have into many aspects of Cisco, including engineering, sales, services and other customer facing functions, we believe the Company will integrate well into our framework to operate as one Cisco or one global company enabled by the network, video technology and a collaborative management model.

Now for the financial details of the transaction. Under the terms of the agreement, Cisco will pay $35 per share in cash in exchange for each share of Starent and assume outstanding equity awards for an aggregate purchase price of approximately $2.9 billion. The acquisition has been approved by the boards of directors by both companies, and we expect the transaction to be dilutive to non-GAAP earnings in FY 2010 and FY 2011 and accretive in FY 2012.

The acquisition is expected to close during the first half of calendar year 2010. However, the close date is subject to customer and closing conditions and regulatory reviews. The proposed acquisition of Starent will be paid for with cash. Cisco’s total cash and investment balance was $35 billion at the end of our most recent quarter on July 25, 2009.

Since that time we have also announced our intent to acquire Tandberg for approximately $3 billion in cash. Starent has approximately 1000 employees located primarily in the US and India. We believe that the mobile infrastructure market is still young, and Starent has demonstrated strong growth and leadership. Annual revenue grew from $94 million in 2006 to $254 million in 2008 and continued to expand in the first two quarters of 2009 with very strong margins.

For the year ended December 31, 2008, Starent reported revenue of $254 million, up 74% from the prior year. The Company has 100 plus deployments in 45 countries worldwide. Starent solutions have been deployed in many of the world’s most prominent and innovative mobile operator networks. This announcement is another example of Cisco’s strategy to use acquisitions, along with internal technology innovation and key strategic partnerships to allow us to move quickly to capture market transitions in strategic growth markets.

FINAL TRANSCRIPT

Oct. 13, 2009 / 11:30AM ET, STAR - Cisco Announces Agreement to Acquire Starent Networks

Starent will complement and extend our core routing business and bring a leading position in terms of both talent and innovation capability to address the growing Mobile Internet. Starent will bring Cisco a strong management, sales and marketing and engineering team, and after the acquisition is completed, Starent CEO, Ashraf Dahod, will join Cisco’s service provider business reporting to Pankaj Patel and form a new Mobile Internet Technology Group.

Congratulations, Ash, and it is great to have you on board.

At this point I would like to turn the call over to Pankaj for his thoughts on today’s announcements and moving forward. Pankaj?

Pankaj Patel—Cisco—SVP/General Manager, Service Provider Business

Thank you, Ned. The Mobile Internet is a top level priority for service providers, and we clearly view as a significant growth opportunity for Cisco. Mobile Internet, along with video, Managed and Cloud Services, and IP [Net] Solution networks represent the cornerstones of Cisco’s service corridor strategy. We believe that acquiring Starent will give us a leading position for IP-based mobility and infrastructure in that it combines Cisco’s strength in IP and GN, video and mobile backhaul with Starent’s focus on the packet board. It positions Cisco as a key partner to service providers in their efforts to monetize their mobile infrastructure investments and add value beyond connectivity to include mobile applications and services. And it expands Cisco’s product offering within the packet board for existing and future mobile networks that carry advanced wireless video applications.

Starent has demonstrated strong and consistent execution as a mobility pure play against large incumbent suppliers and has done well. The primary offering is the ST-Series multimedia core platform. These platforms provide essential radio agnostic packet board functionality, as well as advanced services such as packet inspection, traffic management, and quality enforcement, in addition to interfacing to billing and messaging systems. We think Ash and the Starent team have done a great job for seeing, planning and investing in the mobile market transitions. Following the completion of the acquisitions, Starent will continue to be led by CEO, Ashraf Dahod, and will become the newly formed Mobile Internet Technology Group reporting to me. Starent’s product search, employee base and geographical presence complements that of Cisco. The combination positions the two organizations to grow and drive innovation in the market. It is an honor to have a leader of Ashraf’s experience and talent join our team. Welcome, Ash.

The focus will be on market expansion, revenue strategy, synergies, products and accelerating the face of Mobile Internet. From a geographical perspective, Starent’s offering will provide a larger footprint and expand our presence in the mobile infrastructure market. I’m pleased to welcome Starent CEO, Ashraf Dahod, and his team.

Ashraf, I would now like to turn the call over to you for your perspective on today’s announcement.

Ashraf Dahod—Starent Networks—President & CEO

Thank you, Pankaj. This is a very exciting day for the Starent team. At our Company’s inception, we set out to provide innovative technology to enable mobile and convergent service providers to deliver a superior multimedia experience for their subscribers and to better monetize their networks. Our growth has been driven by our dedication to our customers best-of-breed solutions and a focus on mobile and converged multimedia packets for networks. We have been successful through the hard work and dedication of every Starent employee.

Today’s announcement is not a combination of our work but another milestone in our journey. We believe the combination of Cisco and Starent will accelerate our impact on mobile multimedia communications. Cisco is a well-respected, financially strong mobile leader in networking and IT communications. They understand and appreciate the broad industry impacts of mobile networking, and they are excited to integrate Starent products into a world class portfolio of service provider solutions.

While this market is still in its early stages, it is evolving fast and has become increasingly strategic to operators worldwide. The emergence of higher bandwidth technologies such as HSPA and LTE, new multimedia services and affordable multimedia handsets are clearly new opportunities and challenges for service providers. Cisco and Starent have complementary technologies that are designed to deliver a highly intelligent mobile network with superior performance. Rarely do you see two organizations so well aligned in their visions, culture and values.

FINAL TRANSCRIPT

Oct. 13, 2009 / 11:30AM ET, STAR - Cisco Announces Agreement to Acquire Starent Networks

On behalf of the management team of Starent, we are very excited to join Cisco, an organization known for innovation and architecturally strong leadership in the networking industry. We will continue our dedication to the innovation which made Starent a successful company and look forward to extending those capabilities to customers and partners within Cisco’s global reach.

I would like to take this opportunity to thank Starent’s Board of Directors, management and employees for their dedication and commitment. It is a testament to the efforts that our products will become part of the Cisco portfolio of solutions. This is a very important and very exciting milestone for Starent and Cisco. You all should be very pleased with our accomplishments.

With that, I would like to turn the call back to Ned.

Ned Hooper—Cisco—SVP & Chief Strategy Officer

Thank you, Ash, and really congratulations. You and the leadership team and all your employees have built a tremendous business and tremendous market vision and leadership, and it’s a great pleasure to have you join Cisco as we drive forward in this market.

I would like to thank the members of Starent’s board and management for recognizing the potential of this combination to address the broad and growing Mobile Internet. We have long stated our belief that Cisco’s ability to identify market transitions and lead the evolution of the Internet clearly creates strategic differentiation for our Company. The network is a proven, reliable platform for delivering all forms of communications and IT services, and we are excited about extending our networking capabilities as announced today.

On behalf of Pankaj Patel and the rest of Cisco, we look forward to having the Starent team join us in our efforts to create and extend the mobile capabilities of the Internet. And now, Marilyn, back to you for Q&A.

Marilyn Mora—Cisco—Senior Manager, IR

Thank you, Ned, and thank you, Pankaj and Ashraf. At this time I would like to open the call for Q&A. As is customary and due to broad reaching nature of Cisco’s conference calls, we do request that participants ask only one question at a time.

Operator, can you please open the call for questions, please?

FINAL TRANSCRIPT

Oct. 13, 2009 / 11:30AM ET, STAR - Cisco Announces Agreement to Acquire Starent Networks

QUESTION AND ANSWER

Operator

(Operator Instructions). Mark Sue, RBC Capital Markets.

Jah Hanara—RBC Capital Markets—Analyst

This is [Jah Hanara] for Mark. A quick question considering the recent multiple of 3.5 times EBITDA sales that Cisco paid for or agreed to pay for Tandberg, can you give us your thoughts on the premium for the Starent agreement relative to Tandberg? And also, if you could talk about a breakup fee that has been structured or not as part of this agreement.

Ned Hooper—Cisco—SVP & Chief Strategy Officer

Sure, absolutely. So the key for us as we look at valuations and relative valuations are earnings and long-term return, as well as the growth potential of the business. And I think if you look at the growth numbers here, you will see both are strong growers, but in 2008 the growth of Starent at 74% year over year and the level of growth that they have driven this year warrants a slightly higher PE ratio. And that is reflected in the overall valuation, but we think both companies clearly are leaders in their space. So there is great similarity in that regard and position us well moving forward. So we are really pleased I think with the relative valuations and feel we have got — done a good job for shareholders on all sides.

Specifically to your question on the breakup fee, there is an approximately 3% breakup fee that exists in this transaction with Starent.

Jah Hanara—RBC Capital Markets—Analyst

And that would kick in if obviously the deal were to fall through, right?

Ned Hooper—Cisco—SVP & Chief Strategy Officer

Well, it is based on a number of sets of terms, but in the case of Starent were to walk away for, say, a competitive offer that would be — that would kick in.

Operator

Ittai Kidron, Oppenheimer.

Ittai Kidron—Oppenheimer—Analyst

Ned, I had a quick question on the accounting treatment. Can you give us first a little bit more color on the dilution magnitude, how you get to it, because I cannot?

And second, with respect to the deferred revenue that Starent has, am I correct to assume that the accounting treatment following an acquisition restricts you basically from ever recognizing that revenue?

FINAL TRANSCRIPT

Oct. 13, 2009 / 11:30AM ET, STAR - Cisco Announces Agreement to Acquire Starent Networks

Ned Hooper—Cisco—SVP & Chief Strategy Officer

So, Ittai, thanks very much for the question. So relative to the specifics of accretion/dilution, we will update the entire investor immunity at close when we can be very precise on those numbers, and you can assume that we have been conservative as we project those going forward.

Now you are exactly right relative to or you are nearly right relative to your question on deferred revenues. So the impact here is how purchase price accounting treats deferred revenue in an acquisition scenario. In which case a large portion of the deferred revenue can get written off at time of close, and that is what is having the effect here in this transaction. The exact amount is based on a set of accounting standards, and we will determine that at the close of the transaction.

Ittai Kidro—Oppenheimer—Analyst

And so just to clarify then, given that you are losing a lot of debt deferred, does that mean that right after the close the revenue from Starent would be far lower than it has been at the run-rate just before from the close? Fair enough?

Ned Hooper—Cisco—SVP & Chief Strategy Officer

Revenue would be lower than the runrate was at close, but this is revenue accounting adjustment and it is not a cash flow adjustment.

Ittai Kidron—Oppenheimer—Analyst

Very good. Congratulations.

Operator

Brian Modoff, Deutsche Bank.

Brian Modoff—Deutsche Bank—Analyst

First, congratulations on this acquisition. I think this is a great move in the right direction for your mobile infrastructure strategy. Can you talk about the implications of the purchase of Starent in terms of your not only your move into the Evolved Packet Core at AT&T but also implications into LTE and P gateways and S gateways and how you plan to leverage this into some markets like, say, China to enable you to grow share in mobile core?

Ned Hooper—Cisco—SVP & Chief Strategy Officer

Yes, absolutely, Brian. So, first of all, thank you very much. We appreciate the congratulations, and obviously we are very excited about what this does with our strategy. I’m going to ask Pankaj Patel to answer your specific question on the product and customer strategies as we go forward.

Pankaj Patel—Cisco—SVP/General Manager, Service Provider Business

So, Brian, it is a great question, by the way. And the portfolio of the products there that Starent has both on but specifically on the P and as well as on the S gateway, along with their entire inner-components set as part of the EPC. And when it comes to the things like MME for example,

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Oct. 13, 2009 / 11:30AM ET, STAR - Cisco Announces Agreement to Acquire Starent Networks

right, it will decide their core strength. This also, by the way, are some of the products that we don’t currently have in our portfolio and some of them when they were on our plans, right.

And so with what they have even on the UMTS side are things like GSMs and what we bring from our side, along with the gateways that you described and the investment that time will have on [DMTE] and the T gateways, it truly rounds up — it completes under the portfolio of the products that we will have as a combined entity to address any major market in China, as well as in the US, as well as in Europe. I mean this really brings the portfolio to a completeness.

Operator

Amir Rozwadowski, Barclays Capital.

Amir Rozwadowski—Barclays Capital—Analyst

Once again, congratulations on the transaction. You had just elaborated a bit on the product portfolio that Starent brings. Are these specific holes within Cisco’s portfolio that you feel are now filled? And perhaps if you can elaborate, are the conversations that you have with carriers now seeking out an end-to-end solution?

Pankaj Patel—Cisco—SVP/General Manager, Service Provider Business

Let me start answering your question and then please add anything from your side. You know, we have, as I mentioned earlier, Cisco also has products today on this particular market segment. But at the same time, I have got to say that Starent really has demonstrated strong success, especially when it comes to, for example, PDSN and HA, right, number one, while we [end] historically on the UMTS side. But we will be clearly looking at the current installed base that we have and what Starent brings and offer our customers the best of solutions.

But in terms of the specific product gaps, so what we have — we really actually did not have, for example, GSM for the UMTS market, right, or we don’t have any plans for what I said earlier, the need for the (inaudible) in PC.

So once again, these are the gaps that we have in the market that (inaudible) talked about earlier, but we believe that once again with the overlap, overlap actually offers our customer a very unique opportunity now to say, would you like integrated solution? Would you like a stand-alone solution? Would you like a combination (inaudible)? So that gives a pretty nice portfolio of products on our side, but specifically on the gaps, the two that I mentioned really broadens the portfolio, and once again, it completes the offering on the very latest focus of the EPC that the (inaudible) customers around the globe have as we move to 4G.

Ashraf Dahod—Starent Networks—President & CEO

I think that by combining our products within a mobile operator network, we will be able to offer a complete solution except for the radio going all the way into the multimedia core. So that will include all of the backhaul solutions, the switches, the routers, the gateway products that you mentioned, and also going into higher (inaudible).

So the operator will be able to build a complete core network outside of the radio, using a full suite of Cisco products, and that obviously will be a significant advantage to the operator by making the network, allowing the network to become more optimal and also with embedded intelligence allowing the monetization, which is very key to the carriers as the traffic moves from voice to data to video.

Operator

Nikos Theodosopoulos, UBS.

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Oct. 13, 2009 / 11:30AM ET, STAR - Cisco Announces Agreement to Acquire Starent Networks

Nikos Theodosopoulos—UBS—Analyst

Ned, I guess my question is on future — the future look on M&A at Cisco given these two deals that have just been announced. So if you look at two integrations that are likely for next year and the cash, the US cash balance following to about $3 billion, does this slow you down here, or do you think the Company can continue to be aggressive? And if so, how should we think about the US cash balance falling to that $3 billion level?

Ned Hooper—Cisco—SVP & Chief Strategy Officer

So, first of all, we will continue to be aggressive driving acquisitions. And I would just say that acquisitions by their nature have a tendency to be a bit lumpy about when things come together and when they don’t. So we have had a couple here in succession that we feel very, very strongly about. But there are also — both of these are acquisitions that germinated quite some time ago and just happened to mature at the same point in time.

But we will be very aggressive. We feel very good about our flexibility in the US. I would remind you that the $6 billion balance was at the end of July. The Tandberg acquisition comes entirely from offshore cash.

So our ability to manage just on our existing cash flow is very strong, and we also feel very confident in our ability if we were to choose to tap into lines of credit and the debt markets as well. So we have got great financial flexibility here, and we will continue to be aggressive about using acquisitions when we see the level of strategic value to the market and to our customers that we can create with a company like Starent.

Operator

Simona Jankowski, Goldman Sachs.

Simona Jankowski—Goldman Sachs—Analyst

I guess the first question is just for Ashraf or Pankaj. If you can just comment on what you think your combined market share will be now in the mobile packet core? And when you talked about having the complete stack except for the radio, how would you compare that to someone like the combined Ericsson/Juniper solution?

And then just a quick follow-up for Ned. When we look at the acquisitions you have had this year — Tandberg was offshore cash, Pure Digital was stock, and now this is onshore cash. How should we think about the decision-making process in each case of when you decide to go with stock versus cash?

Ashraf Dahod—Starent Networks—President & CEO

Well, when you obviously think about market share, I think it is very, very important to look at the UMTS market and the LTE market. And those are really the big markets and significantly as in those market like Ericsson, Nokia, Siemens and Huawei, and for both of our companies, that is a relatively new market where we are starting off with much smaller shares than the big players. And our goal would be to really aggressively focus on the UMTS market and LTE market and increase our presence in those markets because that is where the future is. The future is in LTE. The competition is intense, and competition will come from players like Ericsson, Nokia, Siemens, Huawei, and as you well know, Alcatel-Lucent is developing their own LTE products.

So we expect it to be intense, but we believe that by combining the products and technology and the global reach of Cisco we will be well positioned.

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Oct. 13, 2009 / 11:30AM ET, STAR - Cisco Announces Agreement to Acquire Starent Networks

Ned Hooper—Cisco—SVP & Chief Strategy Officer

Thanks, Ash, and I will grab your second question here, but we will ask that we focus on one question going forward.

So in terms of our flexibility, we see the ability to use both cash and stock, as well as the total cash balance that we have available, giving us a level of flexibility to act aggressively in the market and also to structure the transaction that is right not only for our shareholders but for the target. And we will continue to be flexible in how we do that and feel very confident in our ability to continue to leverage that flexibility to drive long-term market leadership for Cisco.

Operator

Paul Silverstein, Credit Suisse.

Paul Silverstein—Credit Suisse—Analyst

Since I’m the last, maybe you will grace me with two questions or two responses. First off, have you locked up the key employees?

Ned Hooper—Cisco—SVP & Chief Strategy Officer

So we have employment agreements with the key employees going forward, yes.

Paul Silverstein—Credit Suisse—Analyst

And secondly, I know you don’t want to go into details on the dilution issue now. You said you will come back to it later at closing. But in looking at Starent’s expense structure both COGS and OpEx and taking into account your comment that you plan to close the deal in the first half of calendar 2010, it looks like it cannot be — putting acquisition costs aside, which take time to roll in, it looks like it cannot be that much more than $0.01. And that is just taking into account the COGS and OpEx of Starent. I just want to make sure I’m thinking about it correctly in that first year.

Ned Hooper—Cisco—SVP & Chief Strategy Officer

Well, so again, I don’t want to comment at this time on the exact numbers because it will depend on a number of different things at the close of the transaction. But, as you point out, with gross margins in the mid-70s, with operating margins in the high 20s, this is very much in line with our business model long-term. And adjustments that we take on deferred revenue have a short-term impact to the revenue line, and that is the accounting rules that we follow. But clearly the deferred revenue model that Starent has driven has great long term value for us. As we build an increasing amount of deferred revenue in our total business, it will stabilize our long-term revenue growth as we go forward.

So it is — really the team — Ash and his team have put together a very strong business with great underlying financials that benefit us. And the reason for that is because they have done such a phenomenal job in working with customers. In all of the customer calls that we made as we thought about this transaction, universally it has been — we have gotten positive reinforcement from those customers in terms of not only this move in combining our companies so that we can provide the end-to-end capability, but also in the absolutely fantastic work that Starent has done in building those relationships, and we are going to continue to invest in those relationships so that we can generate value for the customer. Because in the end, that is where you get the value back to our shareholders.

Paul Silverstein—Credit Suisse—Analyst

But, Ned, if I may, getting back to my direct question, so if I don’t take into account any revenues from Starent and just look at the fact that over the last two quarters that $100 million of OpEx and COGS, given that again you have got a July fiscal year and you are closing it in the first half of the year, it looks like without any revenue contribution it could not be much of an impact?

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Oct. 13, 2009 / 11:30AM ET, STAR - Cisco Announces Agreement to Acquire Starent Networks

Ned Hooper—Cisco—SVP & Chief Strategy Officer

So, Paul, I don’t want to argue with your math, but I just want to point out that we don’t know yet the exact date we will close nor the state of all the contracts and the deferred revenue at that point of close. But we will absolutely update everyone at that time.

Marilyn Mora—Cisco—Senior Manager, IR

Thank you, Paul. Well, I want to thank Ned, Pankaj and Ashraf, as well as everyone who has joined the call today. This does conclude our conference call for today. If you have any questions, please visit the website of either company or contact a member of the IR team. Thank you very much.

Operator

An archive of the webcast will be available on www.cisco.com under Investor Relations. This conference has now ended. You may disconnect at this time. Thank you and have a wonderful day.

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FINAL TRANSCRIPT

Oct. 13, 2009 / 11:30AM ET, STAR - Cisco Announces Agreement to Acquire Starent Networks

Forward-Looking Statements

This document contains forward-looking statements which are subject to safe harbors created under the U.S. federal securities laws. These statements include, among others, statements regarding Cisco’s ability as a result of the acquisition to accelerate the transition to the mobile internet where the network is the platform for Service Providers to launch, deliver and monetize the next generation of mobile multimedia applications and services, the expected benefits of the acquisition to Cisco and its customers, the expected financial performance of Cisco (including earnings projections) following completion of the acquisition, and the timeframe during which the acquisition is expected to close. Statements regarding future events are based on the parties’ current expectations and are necessarily subject to associated risks related to, among other things, obtaining Starent Networks’ stockholder and regulatory approval of the acquisition, the potential impact on the business of Starent Networks due to uncertainty about the acquisition, the retention of employees of Starent Networks and the ability of Cisco to successfully integrate Starent Networks’ market opportunities, technology, personnel and operations and to achieve anticipated results. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of Cisco’s most recent Form 10-K filed with the SEC on September 11, 2009, as well as the “Risk Factors” section of Starent Networks’ most recent Form 10-K filed with the SEC on February 27, 2009 and of Starent Networks’ subsequent Forms 10-Q. The parties undertake no obligation to revise or update any forward-looking statements for any reason.

Any statements in this document about future expectations, plans and prospects for Starent Networks, including statements about the expected timetable for consummation of the merger and its benefits, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements contain the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond Starent’s or Cisco’s control. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the merger; uncertainties as to how Starent stockholders will vote their shares with respect to the merger; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, suppliers, other business partners or governmental entities, other business effects, including the effects of industry, economic or political conditions outside of Starent’s or Cisco’s control; transaction costs; actual or contingent liabilities; or other risks and uncertainties discussed in documents filed with the U.S. Securities and Exchange Commission by Starent, including the inability to predict the future success or market acceptance of Starent’s multimedia core platform solutions, the highly competitive and rapidly evolving market in which Starent competes, Starent’s limited operating history, the fluctuation of its past operating results, its reliance on a limited number of customers for a significant portion of its revenues and its reliance on a single line of products and other factors

FINAL TRANSCRIPT

Oct. 13, 2009 / 11:30AM ET, STAR - Cisco Announce Agreement to Acquire Starent Networks

discussed in the “Risk Factors” section of Starent’s Annual Report on Form 10-K for the year ended December 31, 2008, and other documents Starent periodically file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this document represent Starent’s views as of the date of this document. Starent anticipates that subsequent events and developments will cause its views to change. However, while Starent may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Starent’s views as of any date subsequent to the date of this document.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Starent Networks plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Cisco, Starent Networks, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Cisco and Starent Networks through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Starent Networks by contacting Starent Networks Investor Relations at 978-863-3743.

Cisco and Starent Networks, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Cisco’s directors and executive officers is contained in Cisco’s Annual Report on Form 10-K for the year ended July 25, 2009 and its proxy statement dated September 17, 2009, which are filed with the SEC. Information regarding Starent Networks’ directors and executive officers is contained in Starent Networks’ Annual Report on Form 10-K for the year ended December 31, 2008 and its proxy statement dated April 7, 2009, which are filed with the SEC. As of September 30, 2009, Starent Networks’ directors and executive officers beneficially owned approximately 15,619,972 shares, or 21 percent, of Starent Networks’ common stock. In addition, Starent Networks has entered into retention agreements with its executive officers, which are described in a Current Report on Form 8-K filed by Starent Networks with the SEC on June 11, 2009, and certain of the officers are entering into employment agreements with Cisco, which will become effective as of the closing of the transaction. A more complete description of these agreements and the interests of the officers and directors will be available in the Proxy Statement.